Exhibit 10.15
Certain portions hereof denoted with “[***]” have been omitted pursuant to a Request for Confidential Treatment and have been filed separately with the Commission

EMPLOYMENT AGREEMENT

The undersigned:

(1)
UA Panama, S. de R.L. having its registered office at Edificio Comosa, Piso 6, Ave. Samuel Lewis, Ciudad de Panama, Republic of Panama, hereinafter referred to as the “Employer” or the “Company,” in this matter duly represented by Brad Dickerson, President;

and

(2)
Karl-Heinz Maurath, German male, passport (Germany), born May 6, 1961, married and domiciled in Ten Tower, Apt. 43A, Costa Del Este, Panama City, Panama hereinafter referred to as “the Employee,” hereinafter referred to jointly as the “Parties” and individually as “Party.”

WHEREAS:

The Employee will enter into the service of the Employer subject to the terms and conditions as set forth in this confidential Employment Agreement, hereinafter referred to as the “Agreement.”

Article 1: Term

1.
This Agreement shall come into force, on September 15, 2012, at the latest, and shall extend for an indefinite period. Hereinafter, the actual date on which Employee commences his employment for the Company pursuant to this Agreement is referred to as the “Start Date.”

Article 2: Termination

1.
Either Party may terminate this Agreement, without cause, by giving the other written notice. In the event of such a termination by the Employee, the required notice period is four months and in the event of such a termination by the Employer, the required notice period is two months.

2.
Employer may terminate this Agreement immediately upon giving written notice to Employee of a good faith finding that any one of the following events have occurred (with termination resulting from any event described in subsections (a) through (f) below being defined as a termination “for cause”):

(a)	Employee’s material misconduct or neglect in the performance of his duties;

(b)
Employee’s conviction for, or plea of nolo contendere to, any felony, or a misdemeanor (excluding a petty misdemeanor) involving dishonesty, fraud, financial impropriety, or moral turpitude, or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course;

(c)	Employee’s use of illegal drugs as contemplated by Article 213(A)(13) of the Panamanian Labor Code;

(d)	Employee’s material breach of the Company's written Code of Ethics and Business Conduct, as in effect from time to time;

(e)	Employee’s commission of any act that results in severe harm to the Company excluding any act taken by the Employee in good faith that he reasonably believed was in the best interests of the Company;

Confidential

(f)
Employee, because of illness or incapacity, is unable, with or without reasonable accommodation, to perform or is prevented from performing the essential functions of Employee’s duties for more than one year; or

(g)	Employee’s material breach of this Agreement.

Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by the Company for cause as defined in this Article 2.2, then Employee shall not be entitled to any bonus whatsoever in respect of the calendar year in which his employment terminates or any part of it or to any bonus, or portion thereof, with respect to any previous year which is unpaid as of the date of termination of the Agreement.

3.	Severance provisions:

(a)
If the Company terminates Employee’s employment without cause within two years of the Start Date (e.g. September 2012 – September 2014), then Employer will continue to pay Employee’s Base Salary (as defined in Article 5.1 below) for two years and will also pay Employee a prorated bonus based on the number of days Employee actually worked during the termination year at Employee’s maximum bonus eligibility (“Two-Year Severance Payment”). This Two Year Severance Payment covers and satisfies any and all severance payments the Company is legally required to make under Panamanian Labor Law (e.g. mandatory seniority) or any other local laws applicable in the event of termination by the Company without cause

(b)
If the Company terminates Employee’s employment without cause after the expiration of Employee’s second year of employment (e.g. after September 2014), then Employer will continue to pay Employee’s Base Salary for one year and will also pay Employee a prorated bonus based on the number of days Employee actually worked during the termination year at Employee’s maximum bonus eligibility (One Year Severance Payment”). This One Year Severance Payment covers and satisfies any and all severance payments the Company is legally required to make under Panamanian Labor Law (e.g. mandatory seniority) or any other local laws applicable in the event of termination by the Company without cause.

(c)	In addition, Employee will become a party to the Company’s standard Change in Control Severance Agreement provided to executives.

(d)	Any compensation under this Article 2.3 may not be claimed if Employee contests the termination or demands reinstatement or payment in excess of the amounts provided herein.

Article 3: Employment

1.
The Employee is appointed to perform the duties and obligations of President, Under Armour International. In this regard, Employee will have full P&L responsibility for the Under Armour Brand outside of the United States, including the Americas, EMEA (Europe, Middle East and Africa), Asia Pacific (China, Korea and Japan), Canada, and Mexico. Employee will report to Kevin Plank, Chief Executive Officer, Under Armour, Inc.

2.
The Employee will devote his best effort, attention and abilities to the business and the affairs of the Employer and its affiliated companies and shall observe instructions and guidelines issued by the Employer. The Employee agrees to comply at all times with the internal guidelines and customs within the organization of the Employer.

Article 4: Additional functions or side-activities

1.
Without the prior written approval of the CEO, Kevin Plank, Employee will not accept any remunerated or non-remunerated functions or activities for any third parties, including outside board participation, during the employment and will abstain from doing any business for his own account. Employee hereby

Confidential

notifies the Company that his functions and activities on behalf of third parties as of the date of his execution of this Agreement are as identified on Schedule 1, attached hereto and incorporated herein by reference, and the Company hereby agrees to these functions and activities as identified. Employee will advise the Company of any changes in his functions and activities as identified in Schedule 1.

Article 5: Salary and other employment conditions

1.
The Employee’s remuneration is USD$30,769.23 and USD$2,564.10 (13th month bonus rate) net per month (collectively the "Base Salary"), annualized at USD$400,000. The Base Salary will be paid to the Employee in two payments each month deposited directly to Employee’s bank account every 15 days. Beginning in 2014, Employee will become eligible for salary merit increases subject to the discretion of the Board of Directors.

2.
The Employee will receive a signing bonus in the net amount of USD$500,000. The signing bonus will be paid out as follows: 50% on the Start Date and 50% on the 120th day after the Start Date; provided, however, if the Start Date is on or before September 15, 2012, then the second half of the signing bonus will be paid no later than December 31, 2012. If Employee provides notice of termination before the expiration of one year from the Start Date, then Employee must refund the signing bonus to Employer; provided, however, Employee is allowed to retain a prorated portion of the signing bonus that corresponds to the number of days that he actually worked during his first twelve months of employment.

3.
Provided Employee receives a rating of at least “meets expectations” on his Annual Performance Evaluations, he will be eligible to receive an annual bonus which, subject to the rules set forth in Employer’s Corporate Bonus Plan, could be up to a maximum of 100% of the Base Salary earned during the year (“Annual Performance Bonus”). Notwithstanding the foregoing, for the 2012 Corporate Bonus Plan year only, Employee’s bonus is guaranteed at $400,000 net and will be paid no later than March 15, 2013. For the avoidance of doubt, it is understood and agreed that the Base Salary and the Annual Performance Bonus (if any) paid to Employee include and satisfy any and all obligations under Panamanian Labor Law regarding overtime work, vacation pay, seniority bonus and or 13th month’s bonus.

4.	Employee will receive an annual net living allowance of up to $100,000. This living allowance will be allocated as follows:

(a)	USD$ 4,500 per month for housing;

(b)	USD$ 1,000 per month for a vehicle;

(c)
Employee will receive an annual allowance for schooling of his children; home flights; the compulsory German pension fund contribution; as well as a health insurance policy for employee and his dependent family less any premium payments paid directly by the Company.

Company will reimburse Employee for the expenses described in (c) above upon Company’s receipt of itemized invoices and/or payment receipts evidencing such expenses.

5.	Employee will be granted the following equity, free of any consideration from Employee:

(a)
50,000 shares of time-based restricted stock vesting over a four-year vesting schedule. The vesting schedule (assuming a September 2012 start date) will be: 25% on August 15, 2013, 45% on August 15, 2014, 25% on August 15, 2015, and 5% on August 15, 2016.

(b)
30,000 performance based restricted stock consistent with the awards granted to management in 2012. 2012’s performance equity award is earned based on the Company’s combined operating income for 2013 and 2014. 40% is earned at the threshold level ($*** million combined operating income), 80% at the target level ($*** million combined operating income), and 100%

Confidential

at the stretch level ($*** million combined operating income). Once the amount is determined, one half of the grant vests February 15, 2015 and one-half vests February 15, 2016.

(c)
Beginning in 2013, Employee will be granted an annual long-term incentive award, subject to approval of the Company’s Board of Directors, at a level consistent with annual awards to Executive Vice Presidents in the Company, with performance based on metrics for international business, consolidated company results, or some combination thereof. The Company’s intention is to deliver the approximate (pre-tax) value over time as shown, by way of example, in the chart set forth in Schedule 2, attached hereto and incorporated by reference. Such intentions are subject to adjustment based on any material change in the Company’s compensation practices.

6.
During his employment, the Employee is authorized to incur reasonable, ordinary, and necessary business expenses in the performance of his duties, such as travel and accommodation costs, in accordance with policies established by the Employer. The Employee shall account to the Employer for such expenses, and the Employer shall pay or reimburse the Employee against submission of itemized invoices and/or payment receipts evidencing such expenses. In addition:

(a)
Employer will provide Employee with a Company-paid, furnished apartment in Baltimore, Maryland, as well as a Company-paid rental vehicle, when working out of the ultimate Parent Company’s corporate headquarters located in Baltimore, Maryland, USA;

(b)	Employer will reimburse Employee for any reasonable and necessary business and entertainment expenses, including mobile phone and business travel per the Company’s policies; and

(c)
In the event that tax liabilities are incurred due to business travel outside of Panama, the Company will cover the cost of any required tax preparation. The Company will not cover any tax preparation for Panama-related activities.

Article 6: Place of work and working hours

1.
The Employee will in principle perform his duties and obligations on behalf of the Company at Sixth Floor, Comosa Building, Samuel Lewis Avenue, Republic of Panama. Employee acknowledges that his work may necessitate a considerable amount of travel both in Panama and abroad. Employer may, after consultation with Employee, relocate Employee to a new location outside of Panama. In the event of such relocation, Employer and Employee will negotiate new terms of employment that will modify this Agreement. Such relocation and modification of terms shall not be a termination of employment under Article 2.3(a) and (b).

2.	The Employee shall be employed full time with working hours as determined by the Company, and at all times consistent with the Panamanian labour laws.

Article 7: Benefits

1.	The Employer will provide Employee with the following disability insurance:

(a)	Short term disability (STD): the Company will cover the premium for STD. The STD benefit will provide 60% of Employee’s salary, up to $1,000 per week, for 26 weeks duration.

(b)	Executive long term disability: the Company will cover the premium for long term disability insurance, based on Employee’s compensation level, up to $20,000 monthly, tax free replacement income.

2.	Employer will cover the cost of a life insurance premium. The benefit provides a lump sum payment equal to 1x Employee’s salary, up to a maximum of $50,000.

Confidential

3.
Employer will cover the cost of the group accidental death and dismemberment premium. This benefit provides an additional lump sum payment equal to 1x Employee’s salary, up to a maximum of $50,000 for an accidental death or dismemberment.

4.
Employee is eligible to earn and use 30 days of Paid Time Off (PTO). Under Armour’s PTO year runs from May 1 to April 30. No PTO may be carried forward from one PTO year to the next, except with the written approval of the CEO, Under Armour, Inc. Employee is also eligible for 12 paid holidays in accordance with the Panama Holiday and Observances Calendar.

5.	Employee shall have the same 50% discount on Company products that is offered to all full-time employees.

Article 8: Confidentiality

1.
Employee shall keep confidential and shall not at any time, whether during this Agreement or after its termination, for whatever reason use for his own and/or any other person's advantage, or disclose to any person, firm or company, any of the trade secrets, business methods or information which is to be treated as confidential concerning the business, affairs, or customers or relationships of the Employee and/or its affiliated companies. Employee and Employer agree to treat this Agreement and its terms as confidential.

2.
Employee agrees to make available to the Employer all knowledge possessed by him relating to the business, customers, operations and financial affairs of the Employer and its subsidiaries, including any methods, developments, inventions or improvements whether patented, patentable or unpatentable which concern in any way the business of the Employer and its subsidiaries, acquired by Employee during the term of this Agreement.

Article 9: Non-Competition; Non-Sollicitation

1.
Except as otherwise provided in this Agreement, without the prior written consent of the Company, the Employee hereby covenants and agrees that at no time during the Employee’s employment with Company, whether voluntary or involuntary, shall Employee:

(a)
directly or indirectly work for or engage in any capacity in any activities or provide strategic advice to     Competitor Businesses. Competitor Businesses shall be defined as (i) any business that is involved in the manufacture, sale, development of fabrications or manufacturing methods, or marketing of: athletic apparel or footwear (e.g., Reebok, Nike, Adidas); sporting goods; tactical (military and/or law enforcement) apparel; hunting and fishing apparel; mountain sports apparel; accessories of such industries; or any business substantially similar to the present business of the Company or such     other business activity in which the Company may substantially engage; and (ii) retail enterprises    which sell products that compete with the Company’s products;

(b)
act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any business, customer, client, supplier, distributor, employees, or agents of the Company; or

(c)
otherwise compete with Company in the sale or licensing, directly or indirectly, as principal, agent or otherwise, of any products competitive with the products, or services competitive with the services, developed or marketed by Company.

2.
For a period of twelve months after termination of this Agreement, Employee will not act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any business, customer, client, supplier, distributor, employees, or agents of the Company.

Confidential

Article 10: Rights of industrial and intellectual property

1.
As a result of his activities for the Employer and/or its affiliates, the Employee may during this agreement or during one year after the termination thereof make, discover, or create anything that will qualify for protection by rights of an exclusive nature, such as intellectual property rights (which expressly include, but are not limited to patent rights, copyrights, computer programs and the like, (hereinafter referred to as: the “Intellectual Property Rights”) or know-how rights (hereinafter referred to as: the “Rights”). Parties agree that the Intellectual Property Rights and the Rights shall belong to and be the absolute property of the Employer both during this Agreement and after termination thereof. The remuneration of the Employee under this agreement is considered to comprise an equitable remuneration for not being granted any Intellectual Property Rights and Rights.

2.
To the extent not already provided for by Panamanian intellectual property law, the Employee hereby transfers in advance, and shall – to the extent this cannot be done in advance – transfer both the Intellectual Property Rights and the Rights to the Employer. As far as copyrights are concerned, the Employee hereby transfers in advance, and shall – to the extent this cannot be done in advance – transfer to the Employer any moral rights. To the extent Panamanian intellectual property law does not provide for the transfer of particular moral rights, the Employee shall irrevocable waive, for the benefit of the Employer and its successors in title, any such moral rights.

3.
The Employee shall, upon first request of the Employer, execute all documents and do all things reasonably necessary or desirable, to vest – and maintain vested – the Rights (including the moral rights) by the Employer. Any reasonable costs and expenses of the Employee in respect thereof will be reimbursed by the Employer.

Article 11: Data protection

1.
The Employee agrees that the Employer may keep information and other records relating to the Employee in a personnel file which will be kept securely and access will only be given to management or other staff of the Employer and /or any subsidiary or group company of the Employer who require access to the information in the Employee’s file for business purposes and, to the Employer's advisers and consultants whose work relates to personnel and payroll matters. The information will be used to carry out staff administration and marketing. The Employee also agrees that information about him (including his name, photograph and experience) may be used in promotional materials for the Employer and may be disseminated to clients, of the Employer and /or any subsidiary or group company of the Employer wherever they may be situated in the world. The Employee agrees to inform the Employer as soon as possible in the event that his contact information changes.

Article 12: Company Policies and Procedures

1.
As a condition of employment, the Employee is required to comply with all policies and procedures of the Employer, including but not limited to, the Company’s Code of Ethics and Business Conduct. By signing below, the Employee acknowledges that he or she has reviewed and understands the Company’s Code of Ethics and Business Conduct.

Confidential

Article 13: Gifts

1.
The Employee shall not in connection with the performance of his duties, directly or indirectly, accept or demand gifts, commission, contributions or reimbursements in any form whatsoever from third parties. This does not apply to customary promotional gifts of little value.

Article 14: Return of Company Property

1.
Employee shall promptly, whenever requested by the Company, and in any event upon the termination of his employment with the Company, for any reason, deliver to the Company all documents and materials, that the Company may require including but not limited to lists of clients or customers, correspondence and all other documents, paper and records, in whatever format, which may have been prepared by him or have come into his possession in the course of his employment with the Company, and Employee shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

Article 15: Representations and Warranties

1.
Employee warrants and represents that he has not retained any confidential or proprietary information from a prior employer and understands that, under no circumstances, may he use any such information on behalf of, or disclose any such information to anyone at, the Company.

2.
Employee warrants and represents that he is free from any employment agreement or restrictive covenant, such as a non-competition agreement, which would limit or restrict his ability to commence his employment pursuant to this Agreement.

3.	Employee represents and warrants that to the best of his knowledge, his mental and physical health will not prevent him from carrying out his duties under this Agreement.

Article 16: Prior Agreements; Amendments

1.
This Agreement when effective supersedes and replaces all prior agreements, written or oral, between the Employee and the Company. This Agreement may not be amended or modified except by a document in writing, signed by the Parties or their authorized representatives.

Article 17: Severability

1.
If any provision of this agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable (i) such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement and (ii) the parties shall commit themselves to replace the non-binding and/or non-enforceable provisions by provisions that are binding and enforceable and differ as little as possible –taking into account the object and purpose of this agreement – from the non-binding and/or non-enforceable provisions.

Article 18: Notice

1.
Any notice required or permitted under this Agreement will be in writing and will be deemed to have been given when delivered by hand or when received by the addressee if sent by an internationally recognized overnight courier. Such communications must be sent to the Parties at the following addresses:

Confidential

(a) to the Company: Edificio Comosa, Piso 6, Ave. Samuel Lewis, Ciudad de Panama, Republic of Panama, to the attention of Kevin Plank, CEO; and
(b) to the Employee: Ten Tower, Apt. 43A, Costa Del Este, Costa Bay, Panama, to the attention of Karl-Heinz Maurath, President, Under Armour International.

Article 19: Guaranty

1.
In consideration of Employee entering into this Agreement with Employer, UA Panama, S. de R.L. a Maryland, U.S. company with its principal place of business located at 1020 Hull Street, Baltimore, Maryland (“Guarantor”), hereby irrevocably and unconditionally guarantees to Employee that Employer shall timely pay all amounts due and perform all obligations required under this Agreement, and if at any time Employer shall default in such payments or obligations, Guarantor will promptly, on receipt of written demand from Employee, pay the amounts and perform the obligations in respect of which Employer is in default.

Article 20: Miscellaneous

1.
The rights and obligations of the Employer hereunder shall be binding upon and run in favour of the successors and assigns of the Employer. Employer is free to assign this Agreement to its subsidiary or affiliate in Panama.

2.	This Agreement shall be governed by and construed in accordance with the laws of Panama.

3.
Employee agrees that the remedy at law for any breach by him of Articles 8, 9 or 10 of this Agreement will be inadequate and that, in addition to any other remedies the Company may have, the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

4.
Notwithstanding anything herein to the contrary, Article 2.3(a) and (b) (relating to severance), Article 8 (relating to the protection of the Company’s confidential information), Article 9 (relating to Employee’s post termination non-interference and non-solicitation obligations) and Article 10 (relating to the ownership and protection of the Company’s Intellectual Property and Rights) shall survive any termination of this Agreement.

Agreed and signed in duplicate in Panama City on August 9th, 2012.

UA Panama, S. de R.L., the Employer _/s/ Brad Dickerson________________________ Brad Dickerson, President, UA Panama, S. de R.L. Date: _8/20/12________________________	/s/ Karl-Heinz Maurath Karl-Heinz Maurath, the Employee Date: __09.08.12_________________________

Confidential

Schedule 1

RMA Baden (small company owned by Employee’s brother), Employee serves as advisor and sits on the board directors

Confidential

Schedule 2

Equity: Performance Based Equity – Base Case		2012	2013	2014	2015	2016	2017
Projected Stock Price at Vesting			$82.50	$90.75	$99.83	$109.81	$120.79	Total Vesting

2012 Grant – Performance Stock Units – 15,000	15,000			680.625	748.688			$1,429.313
2013 Grant – Performance Stock Units – 15,000	15,000				748.688	823.556		$1,572.244
2014 Grant – Performance Stock Units – 15,000	15,000					823.556	905.912	$1,729.468
2015 Grant – Performance Stock Units – 20,000	20,000						1,207.883	$1,207.883
2016 Grant – Performance Stock Units – 20,000	20,000							$
Total $ of Performance Stock Units – Vesting per year				$$680.625	$1,497.375	$1,647.113	$2,113.794	$5,938.907
Panama Income Tax	None under MHQ status
Panama Social Security Tax	None under MHQ status
Net Cash Value – If shares sold				$$680.625	$1,497.375	$1,647.113	$2113.794	$5,938.907

Note: The amounts shown in this Schedule are intended to reflect the years in which the equity would be earned. The equity would not actually vest until mid February of the following year. For example the 680.625 noted under 2014 for the 2012 Grant of 15,000 (which is based on the Company’s combined operating income for 2013 and 2014) would be earned in 2014, but would not vest until February of 2015. Further, the share amounts and stock prices are based on pre-split amounts.